Exhibit 99.1

Ra Medical Systems Announces Settlement Resolving Previously

Announced United States Department of Justice and State Investigations

CARLSBAD, Calif. (January 4, 2021) – Ra Medical Systems, Inc. (NYSE American: RMED) today announced it has entered into a settlement agreement that resolves civil False Claims Act claims asserted by the United States Department of Justice in an investigation previously disclosed by the Company.  Ra Medical Systems has settled these matters without admitting liability or wrongdoing.  The allegations resolved as part of the settlement agreement reached with the U.S. Attorney’s Office for the Eastern District of Michigan pertain to the Company’s marketing of the DABRA laser system and DABRA-related remuneration paid to certain physicians.  In connection with this settlement, the Company also has reached tentative agreements with the participating states that, if executed, resolve previously disclosed related investigations conducted by certain state attorneys general.

Pursuant to the terms of the settlement agreement and tentative agreements, Ra Medical Systems will pay in the near term a total of $2.5 million, an amount the Company has accrued in full since its fiscal second quarter.  If the Company’s revenue exceeds $10 million in any of the next four fiscal years, it also is required to pay an additional amount in settlement for the corresponding year: $500,000 for 2021, $750,000 for 2022, $1 million for 2023, and $1.25 million for 2024.  If the Company is acquired or is otherwise involved in a change-in-control transaction prior to December 31, 2024, the Company also is required to pay an additional settlement amount of $5 million, plus 4% of the value of the transaction if the value of the transaction is in excess of $100 million, with the total change-in-control payment not to exceed $28 million.

As is common in settlements of this nature, the Company also entered into a five-year Corporate Integrity Agreement with the Office of the Inspector General of the U.S. Department of Health and Human Services (HHS-OIG), and HHS-OIG agreed to waive its permissive exclusion authority for the conduct covered by the settlement agreement.

“The Company has fully cooperated with these government investigations, and I am pleased settlements have been reached to resolve these matters,” said Ra Medical Systems Chief Executive Officer Will McGuire.  “Ra Medical Systems, under its new leadership, remains dedicated to the use of our advanced excimer laser-based platform for the treatment of vascular and dermatological immune-mediated inflammatory diseases.  We remain committed to meeting the expectations of the federal and various state governments as we fulfill our mission of serving the needs of patients.”

About Ra Medical Systems

Ra Medical Systems commercializes excimer lasers and catheters for the treatment of vascular and dermatological diseases.  In May 2017 the DABRA excimer laser system received FDA 510(k) clearance in the U.S. for crossing chronic total occlusions, or CTOs, in patients with symptomatic infrainguinal lower extremity vascular disease with an intended use for ablating a channel in occlusive peripheral vascular disease. The Pharos excimer laser system is FDA-cleared and is used as a tool in the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma. DABRA and Pharos are both based on Ra Medical’s core excimer laser technology platform and deploy similar mechanisms of action. Ra Medical manufactures DABRA and Pharos excimer lasers and catheters in a 32,000-square-foot facility located in Carlsbad, Calif. The vertically integrated facility is ISO 13485 certified and is licensed by the State of California to manufacture sterile, single-use catheters in controlled environments.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Ra Medical’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Ra Medical’s future expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding the timing and potential outcome of the DABRA atherectomy clinical study. Ra Medical’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, challenges inherent in developing, manufacturing, launching, marketing, and selling new products; risks associated with acceptance of DABRA and Pharos and procedures performed using such devices by physicians, payors, and other third parties; development and acceptance of new products or product enhancements; clinical and statistical verification of the benefits achieved via the use of Ra Medical’s products; the results from our clinical trials, which may not support intended indications or may require Ra Medical to conduct additional clinical trials or modify ongoing clinical trials; challenges related to commencement, patient enrollment, completion, an analysis of clinical trials; Ra Medical’s ability to manage operating expenses; Ra Medical’s ability to effectively manage inventory; Ra Medical’s ability to recruit and retain management and key personnel; Ra Medical’s need to comply with complex and evolving laws and regulations; intense and increasing competition and consolidation in Ra Medical’s industry; the impact of rapid technological change; costs and adverse results in any ongoing or future legal proceedings; adverse outcome of regulatory inspections; and the other risks and uncertainties described in Ra Medical’s news releases and filings with the Securities and Exchange Commission. Information on these and additional risks, uncertainties, and other information affecting Ra Medical’s business and operating results is contained in Ra Medical’s Annual Report on Form 10-K for the year ended December 31, 2019 and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Ra Medical as of the date hereof, and Ra Medical disclaims any obligation to update any forward-looking statements, except as required by law.

Ra Medical Systems investors and others should note that we announce material information to the public about the company through a variety of means, including our website (www.ramed.com), our investor relations website (https://ir.ramed.com/), press releases, SEC filings, and public conference calls in order to achieve broad, non-exclusionary distribution of information to the public and to comply with our disclosure obligations under Regulation FD. We encourage our investors and others to monitor and review the information we make public in these locations as such information could be deemed to be material information. Please note that this list may be updated from time to time.

Contacts

At the Company:

Andrew Jackson

Chief Financial Officer, Ra Medical Systems

760-496-9540

ajackson@ramed.com

Investors:

LHA Investor Relations

Jody Cain

310-691-7100

jcain@lhai.com

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